FOR IMMEDIATE RELEASE	NEWS
August 15, 2022	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Second Quarter 2022 Financial and Operating Results

Second Quarter 2022 Highlights
•Rental revenue of $18.1 million, an increase of 16% when compared to the second quarter of 2021 and 6% when compared to the first quarter of 2022.
•Net loss of $70,000 ($0.01 loss per basic and diluted share) an increase of $1,848,000 when compared to the second quarter of 2021 while a decrease in income of $407,000 when compared to the first quarter of 2022.
•Adjusted EBITDA of $6.7 million an increase of 49% when compared to the second quarter of 2021 and a 2% decrease when compared to the first quarter of 2022. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.

MIDLAND, Texas August 15, 2022 (GLOBE NEWSWIRES) - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three and six months ended June 30, 2022.

"Our rental revenue continued to accelerate in the second quarter, the sixth consecutive quarter of steady growth in our core business, with large horsepower installations continuing to lead the way,” said John Chisholm, interim President and Chief Executive Officer. “We continue to see strong demand for compression from the wellhead to the pipeline, a trend we expect to continue for the foreseeable future. Our mission as we look through the balance of the year and into 2023 is to remain a leader in compression technology with our current customers, penetrate new markets, and improve our margins through a combination of rational pricing and improved operating efficiencies.”

“Like every other energy services concern – as well as the broader economy – we continued to battle inflationary and supply chain challenges in the second quarter which had an impact on our operating costs and margins,” continued Chisholm. “However, we are working with our supplier and service partners and have made meaningful progress in stabilizing costs and ensuring more predictable key component availability. We will remain vigilant in our efforts to combat costs and similarly steadfast in our pursuit of optimal rental and service pricing given the current energy market environment.”

“While energy producers continue to exhibit restraint in capital commitments for purchase of compression equipment, the rental market continues to gain momentum,” Chisholm concluded. “We continue to see strong demand for new and repurposed compression equipment, including a growing interest in electric equipment. As a result, we are now likely to spend between $40-$50 million in capital this year, the vast majority backed by strong contracts and including our recently announced electric conversion program.”

Revenue: Total revenue for the three months ended June 30, 2022 increased to $19.9 million from $17.7 million for the three months ended June 30, 2021. This increase was due to an increase in rental revenues partially offset by a slight decrease in sales and service and maintenance revenues. Rental revenue increased 16.2% to $18.1 million in the second quarter of 2022 from $15.6 million in the second quarter of 2021 due to the increased deployment of rental units, primarily higher horsepower packages. As of June 30, 2022 we had 1,281 rented units (311,379 horsepower) compared to 1,245 rented units (287,365 horsepower) as of June 30, 2021. Sequentially, total revenue decreased 2.0% to $19.9 million in the second quarter of 2022 compared to $20.3 million in the first quarter of 2022 primarily due to a $1.6 million decrease in sales revenues partially offset by a $1.0 million increase in rental revenues during the three months ended June 30, 2022.

Gross Margins: Total gross margins increased to $3.1 million for the three months ended June 30, 2022 compared to $0.5 million for the same period in 2021. Total adjusted gross margin, exclusive of depreciation, for the three months ended June 30, 2022, increased to $9.0 million from $6.6 million for the same period ended June 30, 2021. This increase was primarily attributable to increased rental revenues and associated gross margins during the current quarter. Sequentially, total gross margin increased to $3.1 million for the three months ended June 30, 2022 compared to $3.0 million for the three months ended March 31, 2022. Excluding depreciation, total adjusted gross margin increased to $9.0 million during the second quarter of 2022 compared to $8.9 million during the first quarter of 2022. This sequential increase was primarily due to sales revenues and associated margins as well as slightly improved rental margins related to increased rental revenues. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating Income (Loss): Operating income for the three months ended June 30, 2022 was $0.7 million compared to an operating loss of $2.3 million for the three months ended June 30, 2021. Operating income increased due to higher rental margins. Similarly, operating income increased due to greater revenue and rental margins in the second quarter of 2022 to $0.7 million from $0.4 million during the first quarter of 2022.

Net Income (Loss): Net loss for the three months ended June 30, 2022 was $(70,000) ($(0.01) per basic and diluted shares) compared to net loss of $(1,918,000) ($(0.14) per basic and diluted shares) for the three months ended June 30, 2021. The decrease in net loss during the second quarter of 2022 was mainly due to increased rental margins partially offset by a marginal decrease in sales margins. Sequentially, net loss during the second quarter of 2022 of $(70,000) ($(0.01) per basic and diluted shares) compares to net income of $0.3 million ($0.03 per basic and diluted shares) during the first quarter of 2022. This sequential decline was primarily due to a $0.4 million reduction in income tax benefit.

Adjusted EBITDA: Adjusted EBITDA increased to $6.7 million for the three months ended June 30, 2022 from $4.5 million for the same period in 2021. This increase was primarily attributable to higher rental margins. Sequentially, adjusted EBITDA decreased marginally to $6.7 million for the three months ended June 30, 2022 from $6.8 million in the previous quarter. This decrease was primarily attributable to lower sales margins.

Cash flows: At June 30, 2022, cash and cash equivalents were approximately $9.8 million, while working capital was $32.1 million with no outstanding debt. For the six months of 2022, cash flows from operating activities was $13.2 million, while cash flows used in investing activities was $19.2 million. Cash flows used in investing activities included $19.2 million in capital expenditures, of which $18.8 million was dedicated to rental capital expenditures. In addition, the Company used $6.7 million in cash to repurchase 534,505 shares of common stock on the open market.

Selected data: The tables below show, for the three and six months ended June 30, 2022 and 2021, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended June 30,				Six months ended June 30,
	2022		2021		2022		2021
	(in thousands)
Rental	$18,144	91%	$15,613	88%	$35,274	88%	$30,954	85%
Sales	1,292	7%	1,573	9%	4,184	10%	4,284	12%
Service & Maintenance	490	2%	563	3%	804	2%	908	3%
Total	$19,926		$17,749		$40,262		$36,146

	Gross Margin
	Three months ended June 30,				Six months ended June 30,
	2022		2021		2022		2021
	(in thousands)
Rental	$3,078	17%	$450	3%	$5,142	15%	$2,572	8%
Sales	(216)	(17)%	(275)	(17)%	619	15%	(251)	(6)%
Service & Maintenance	246	50%	298	53%	380	47%	586	65%
Total	$3,108	16%	$473	3%	$6,141	15%	$2,907	8%

	Adjusted Gross Margin (1)
	Three months ended June 30,				Six months ended June 30,
	2022		2021		2022		2021
	(in thousands)
Rental	$8,902	49%	$6,531	42%	$16,802	48%	$14,715	48%
Sales	(148)	(11)%	(204)	(13)%	756	18%	(108)	(3)%
Service & Maintenance	256	52%	313	56%	397	49%	610	67%
Total	$9,010	45%	$6,640	37%	$17,955	45%	$15,217	42%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Total revenue	19,926	$17,749	$40,262	36,146
Costs of revenue, exclusive of depreciation	(10,916)	(11,109)	(22,307)	(20,929)
Depreciation allocable to costs of revenue	(5,902)	(6,167)	(11,814)	(12,310)
Gross margin	3,108	473	6,141	2,907
Depreciation allocable to costs of revenue	5,902	6,167	11,814	12,310
Adjusted Gross Margin	$9,010	$6,640	$17,955	$15,217

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net (loss) income	$(70)	$(1,918)	$267	$(2,313)
Interest expense	24	14	49	16
Income tax benefit	372	(339)	361	(213)
Depreciation and amortization	6,042	6,326	12,103	12,623
Non-cash stock compensation expense	331	421	754	895
Adjusted EBITDA	$6,699	$4,504	$13,534	$11,008

Concluding Comments: “The opportunities in our core business continue to grow in 2022 and, we believe, into 2023,” said Chisholm. “Existing clients are exhibiting strong demand for new equipment and inquiries from prospective clients continue to increase. We believe pricing should continue to firm. Our biggest challenge – a challenge faced by many of our compression and energy service brethren – is to match supply of equipment with demand for equipment. Those challenges create significant opportunities with good line of sight into future business for our Company.”

“My first two-plus months in the role as your interim President and CEO has been productive, at times challenging, and very rewarding,” concluded Chisholm. “As I noted last quarter, Steve Taylor, our now Chairman, left your Company in an exceptional position. My mission is simple: to build on that solid foundation, do my best to continue to enhance the operating culture of the enterprise and lead an effort to seize the opportunities presented by a robust energy market. We are excited about the opportunities ahead of us in the balance of this year and next. Our goal remains to evaluate opportunities to grow NGS in ways that will enhance value for you, our shareholders.”

Conference Call Details: The Company will host its earnings conference call on Tuesday, August 16, 2022, at 8:30AM EDT (7:30am CDT). To participate in the call, participants should access the webcast on www.ngsgi.com under the Investor Relations section. To connect telephonically, call (800) 550-9745 approximately five minutes prior to the start of the call using passcode 522022. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression technology and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compression technology for oil and natural gas upstream providers and midstream facilities. NGS is headquartered in Midland with manufacturing and fabrication facilities located in Tulsa, and Midland. The Company maintains service facilities in major energy producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: the potential impacts of the COVID-19 pandemic on the Company’s business; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended June 30, 2022, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Investor Relations
(432) 262-2700 IR@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$9,828	$22,942
Trade accounts receivable, net of allowance for doubtful accounts of $380 and $1,129, respectively	11,861	10,389
Inventory	18,478	19,329
Federal income tax receivable (Note 4)	11,538	11,538
Prepaid income taxes	41	51
Prepaid expenses and other	1,612	854
Total current assets	53,358	65,103
Long-term inventory, net of allowance for obsolescence of $37 and $64, respectively	1,630	1,582
Rental equipment, net of accumulated depreciation of $183,414 and $172,563, respectively	214,702	206,985
Property and equipment, net of accumulated depreciation of $16,667 and $15,784, respectively	20,170	20,828
Right of use assets - operating leases, net of accumulated amortization of $641 and $555, respectively	290	285
Intangibles, net of accumulated amortization of $2,196 and $2,134, respectively	963	1,025
Other assets	2,365	2,698
Total assets	$293,478	$298,506
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,238	$4,795
Accrued liabilities	15,958	14,103
Current operating leases	88	68
Deferred income	—	1,312
Total current liabilities	21,284	20,278
Line of credit	—	—
Deferred income tax liability	39,644	39,288
Long-term operating leases	202	217
Other long-term liabilities	2,592	2,813
Total liabilities	63,722	62,596
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,499 and 13,394 shares issued, respectively	135	134
Additional paid-in capital	114,255	114,017
Retained earnings	130,370	130,103
Treasury Shares, at cost, 1,310 and 775 shares, respectively	(15,004)	(8,344)
Total stockholders' equity	229,756	235,910
Total liabilities and stockholders' equity	$293,478	$298,506

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Rental income	$18,144	$15,613	$35,274	$30,954
Sales	1,292	1,573	4,184	4,284
Service and maintenance income	490	563	804	908
Total revenue	19,926	17,749	40,262	36,146
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	9,242	9,082	18,472	16,239
Cost of sales, exclusive of depreciation stated separately below	1,440	1,777	3,428	4,392
Cost of service and maintenance, exclusive of depreciation stated separately below	234	250	407	298
Selling, general and administrative expenses	2,310	2,607	4,811	5,255
Depreciation and amortization	6,042	6,326	12,103	12,623
Total operating costs and expenses	19,268	20,042	39,221	38,807
Operating income (loss)	658	(2,293)	1,041	(2,661)
Other income (expense):
Interest expense	(24)	(14)	(49)	(16)
Other income (expense), net	(332)	50	(364)	151
Total other income (expense), net	(356)	36	(413)	135
Income (loss) before provision for income taxes	302	(2,257)	628	(2,526)
Income tax benefit	(372)	339	(361)	213
Net loss	$(70)	$(1,918)	$267	$(2,313)
Loss per share:
Basic	$(0.01)	$(0.14)	$0.02	$(0.17)
Diluted	$(0.01)	$(0.14)	$0.02	$(0.17)
Weighted average shares outstanding:
Basic	12,305	13,305	12,421	13,284
Diluted	12,305	13,305	12,528	13,284

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Six months ended
	June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$267	$(2,313)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,103	12,623
Amortization of debt issuance costs	24	7
Deferred income tax (benefit) expense	356	(224)
Stock-based compensation	754	895
Bad debt allowance	—	65
Gain on sale of assets	(151)	—
Loss (gain) on company owned life insurance	557	(188)
Changes in operating assets and liabilities:
Trade accounts receivables	(1,472)	(410)
Inventory	803	(1,543)
Prepaid expenses and prepaid income taxes	(748)	(369)
Accounts payable and accrued liabilities	2,298	4,281
Deferred income	(1,312)	(410)
Other	(231)	338
NET CASH PROVIDED BY OPERATING ACTIVITIES	13,248	12,752
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(19,173)	(12,567)
Purchase of company owned life insurance	(236)	(55)
Proceeds from sale of property and equipment	224	—
NET CASH USED IN INVESTING ACTIVITIES	(19,185)	(12,622)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of other long-term liabilities, net	(2)	(1)
Repayments of long-term debt	—	(237)
Repayments of line of credit	—	(417)
Purchase of treasury shares	(6,660)	(1,892)
Taxes paid related to net share settlement of equity awards	(515)	(335)
NET CASH USED IN FINANCING ACTIVITIES	(7,177)	(2,882)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(13,114)	(2,752)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	22,942	28,925
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,828	$26,173
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$25	$9
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$91	$—